Date: June 26, 1995






    Robert C. Jaudes (as Chairman of the Board, President and Chief Executive Officer of Laclede Gas Company), and Robert J. Carroll (as Senior Vice President - Finance of Laclede Gas Company), pursuant to resolutions adopted by the Board of Directors on August 28, 1986, which resolutions, among other things, granted to any two executive officers who hold one of the following offices: Chairman of the Board; President; Executive Vice President; or Senior Vice President; the authority to amend any or all of the benefit plans and/or related trust agreements of the Company (collectively the "Plans") to the extent such amendments deal with changes necessary or appropriate: (1) to comply with, or obtain the benefit of, applicable laws and/or regulations, as amended from time to time; (2) to reflect minor or routine administrative factors; (3) to clarify the meaning of any of the provisions of the Plans; and/or (4) to evidence changes in then existing Plans to reflect the interrelationship thereof with newly adopted Plans or amendments to Plans, which newly adopted Plans or amendments affect the terms of such other then existing Plans; do hereby amend the Missouri Natural Gas Division of Laclede Gas Company Dual Savings Plan as set forth in the attached exhibit, such amendment to be effectuated and evidenced by our signatures on said exhibit.


























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                       AMENDMENTS TO THE MISSOURI NATURAL GAS DIVISION
                           OF LACLEDE GAS COMPANY DUAL SAVINGS PLAN

1. The last sentence of subsection (f) of Section I is deleted and replaced with the following sentence, and a new sentence is added, effective November 1, 1995, as follows:

    "Effective November 1, 1989 and before November 1, 1995, Earnings are limited to $200,000 per Plan Year, as adjusted by the Treasury Department for cost of living changes. Beginning November 1, 1995, Earnings are limited to $150,000 per Plan Year, which amount is subject to annual adjustment by the U. S. Treasury Department."

2.  A new unnumbered paragraph is added at the end of subsection (a) of
Section VII, effective June 1, 1995, as follows:

    "A Participant who receives a hardship distribution, as provided in this subsection (a), or who has an outstanding loan and receives a new loan to relieve a hardship, as provided in this subsection (a), shall not be permitted to make Pre-Tax Deposits and/or Post-Tax Deposits pursuant to this Plan until the first payroll date of the calendar month following the expiration of a twelve (12) month period after receipt of either such hardship distribution or such new loan in lieu of the hardship distribution. The Participant must give the Committee at least thirty (30) days advance notice to resume Pre-Tax Deposits and/or Post Tax Deposits."

3. The first sentence of the second paragraph of subsection (s) of Section I is replaced in its entirety, effective August 5, 1993, as follows:

    "Solely for purposes of determining whether a Break in Service has occurred, an Employee who is absent from work without pay due to pregnancy, childbirth, newborn child care, child adoption or foster care, a serious health condition requiring care for an immediate family member or a serious health condition which prevents the Employee from performing his job, shall receive credit for the Hours of Service which otherwise would have been credited to such individual but for such absence, or in any case in which such Hours cannot be determined, then eight (8) Hours of Service per day of such absence, provided that the total number of such hours shall not exceed five hundred and one (501)."


                                             ROBERT C. JAUDES
                                     -------------------------------
                                     Title:  Chairman, President and
                                             Chief Executive Officer

                                             ROBERT J. CARROLL
                                     -------------------------------
                                     Title:  Senior Vice President -
                                             Finance


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